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EXHIBIT 12.1

                             PRICE ENTERPRISES, INC.
                              COMPUTATION OF RATIOS
                          (in thousands, except ratios)
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
                                                                                     PERIOD FROM     PERIOD FROM
                                                                                     NOVEMBER 12      JANUARY 1
                                                                     YEAR ENDED        THROUGH         THROUGH       YEAR ENDED
                                                                    DECEMBER 31      DECEMBER 31     NOVEMBER 11    DECEMBER 31
                                                                        2000             1999           1999            1998
                                                                    -----------      -----------     -----------    -----------
EARNINGS

Income from continuing operations before income taxes                  $34,292           $4,697        $27,974         $29,429
Add:     fixed charges                                                  13,018            1,079          5,971           3,112
Less:    capitalized interest                                           (2,087)            (231)          (944)           (301)
                                                                       -------           ------        -------         -------
Income as adjusted                                                     $45,223           $5,545        $33,001         $32,240
                                                                       =======           ======        =======         =======

FIXED CHARGES AND PREFERRED DIVIDENDS:

Fixed charges:
Interest costs                                                         $10,931           $  848        $ 5,027         $ 2,811
Capitalized interest                                                     2,087              231            944             301
                                                                       -------           ------        -------         -------
Total fixed charges                                                     13,018            1,079          5,971           3,112

Preferred stock dividends                                               33,360             ---          33,263           8,316
                                                                       -------           ------        -------         -------
Total fixed charges and preferred dividends                            $46,378           $1,079        $39,234         $11,428
                                                                       =======           ======        =======         =======

Ratio of earnings to fixed charges                                        3.47             5.14           5.53           10.36
                                                                       =======           ======        =======         =======

Ratio of earnings to combined fixed charges and preferred stock
dividends                                                                 0.98             5.14           0.84            2.82
                                                                       =======           ======        =======         =======
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For periods prior to the one ending December 31, 1998, this calculation is not applicable for our Company